Exhibit 99.1

8i Enterprises Acquisition Corp. Shareholders Approve Business Combination with Diginex Limited

NEW YORK, Sept. 15, 2020 (GLOBE NEWSWIRE) — 8i Enterprises Acquisition Corp. (NASDAQ: JFK, “JFK” or “8i”) (the “Company”), a special purpose acquisition company, announced today that its shareholders voted to approve the proposed business combination transaction (the “Transaction”) with Diginex Limited (“Diginex”) at a Special Meeting of Shareholders held for this purpose on September 15, 2020. Shareholders of 5,862,104 shares of JFK’s ordinary shares, or approximately 81.27% of the issued and outstanding shares, voted in favor of the Transaction. JFK also announced that shareholders of 3,423,625 shares have elected to redeem their shares in connection with the closing of the Transaction.

The parties expect the closing of the Transaction to occur later this month, pending, among others, final documentation and filings being submitted to applicable regulatory authorities. Following the closing, Diginex’s shares will trade on the Nasdaq under the ticker symbol “EQOS” and its warrants will trade under the ticker “EQOSW.”

Diginex brings together a comprehensive ecosystem of financial services for digital assets, comprising the recently launched cryptocurrency exchange EQUOS.io, digital asset trading technology platform Diginex Access, securitization advisory firm Diginex Capital, digital asset custody provider Digivault and the investment management business Bletchley Park Asset Management. Upon completion of the Transaction, Diginex will become the first listed company on Nasdaq with a cryptocurrency exchange.

About Diginex

Diginex is a digital assets financial services company focused on delivering a cryptocurrency and digital assets ecosystem offering innovative product and services that are compliant, fair and trusted. The group encompasses cryptocurrency exchange EQUOS.io as well as an over-the-counter trading platform. It also offers a front-to-back integrated trading platform Diginex Access, a securitization advisory service Diginex Capital, market leading hot and cold custodian, Digivault and funds business Bletchley Park Asset Management. For more information visit: https://www.diginex.com/

Follow Diginex on social media on Twitter @DiginexGlobal, on Facebook @DiginexGlobal, and on LinkedIn. Follow EQUOS.io on social media on Twitter @EQUOS_io and on LinkedIn.

About 8i Enterprises Acquisition Corp.

8i Enterprises Acquisition Corp. is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on targets located in Asia.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the identification of a target business and potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ from the forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in the prospectus filed by JFK in connection with its initial public offering on March 27, 2019. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transaction; the inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the amount of cash available following any redemptions by JFK shareholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction; and costs related to the proposed transaction. Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include: Diginex’s limited operating history and history of net losses; Diginex’s ability to manage growth; Diginex’s ability to execute its business plan; Diginex’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Diginex’s products; Diginex’s ability to identify and integrate acquisitions; potential litigation involving the Company or Diginex or the validity or enforceability of Diginex’s intellectual property; general economic and market conditions impacting demand for Diginex’s products and services; and such other risks and uncertainties as are discussed in the Company’s prospectus filed in connection with its initial public offering and the proxy statement to be filed relating to the business combination. Other factors include the possibility that the proposed business combination does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions.

The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

For inquiries regarding 8i Enterprises Acquisition Corp.:

William Yap, CFA

Chief Financial Officer

Email: ir@8icorp.com

Phone: +65 6788-0388

or

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1 732-910-9692

For inquiries regarding Diginex:

Heather Dale

Chief Marketing Officer

Email: heather.dale@diginex.com

Phone: +852 9274 3312